Exhibit 10.21

AMENDMENT NO. 2 TO CODE SHARE AGREEMENT

This AMENDMENT NO. 2 TO CODE SHARE AGREEMENT (this “Amendment”) is made as of July 1, 2009 (the “Effective Date”) between Frontier Airlines, Inc. (“Frontier”), a Colorado corporation, and Great Lakes Aviation, Ltd. (“Great Lakes”), an Iowa corporation.

WHEREAS, Frontier and Great Lakes entered into a Code Share Agreement dated May 3, 2001, as amended on February 8, 2002 (the “Agreement”);

WHEREAS, the parties desire to amend certain terms of the Agreement; and

WHEREAS, capitalized terms used herein but not defined will have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1. Distribution Costs

(a) Each calendar month, the Ticketing Carrier will charge the other carrier a $** distribution fee per each segment flown on 422 (Frontier) or 846 (Great Lakes) ticket stock in conjunction with an F9*/Code Share Flight. Allocation and payment of the distribution fees will be settled monthly through the ACH clearing house.

(b) Once each year, by no later than 30 days after the anniversary date of this Amendment, the carriers agree to evaluate their actual distribution costs associated with the Code Share Services under the Agreement, to determine whether any adjustments or other actions are necessary. Any such revised distribution fee will apply regardless of which carrier is the Ticketing Carrier. Both carriers shall cooperate reasonably in reviewing these costs and shall negotiate in good faith, each will provide all documentation reasonably necessary for the other party to evaluate the other party’s distribution costs, and neither party will unreasonably withhold, condition or delay its consent to a change to the distribution fee. Any revisions to the distribution fee will be set forth in writing, executed by the parties, and shall be deemed to be an amendment to the Agreement.

(c) Code Share Flights include any segments or flights operated by Great Lakes that utilize the designator code F9*.

2. Entire Agreement. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms. This Amendment, together with the Agreement, constitutes the final, complete and exclusive statement of the agreement between the parties with respect to the subject matter thereof, and supersedes any and all prior and contemporaneous understandings or agreements of the parties. In the event of a conflict between the terms and conditions of the Agreement and this Amendment, the terms of this Amendment shall prevail.

**Certain information in the publicly filed version of this document has been redacted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. The redacted material has been filed separately with the Commission.

3. Modification. This Amendment may be supplemented, amended or modified only by the mutual agreement of the parties. No supplement, modification or amendment of this Amendment shall be binding unless it is in writing and signed by both parties.

IN WITNESS WHEREOF, a duly authorized representative of each party hereby executes and delivers this Amendment as of the date first written above.

FRONTIER AIRLINES, INC.	GREAT LAKES AVIATION, LTD.

By: /s/ Thomas F. Bacon	By: /s/ Margaret M. Harrell

Name: Thomas F. Bacon	Name: Margaret M. Harrell

Title: VP Revenue Planning	Title: VP Pricing and Revenue Management

Date: 9-09-09	Date: 9-8-09